UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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AXIS CAPITAL HOLDINGS LIMITED
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AXIS Capital Holdings Limited
2013 Annual General Meeting of Shareholders to be held on May 3, 2013

Supplemental Information Regarding Proposal 2: Non-Binding Vote on Executive Compensation

Explanatory Note

The following information supplements the information contained in the Proxy Statement filed by AXIS Capital Holdings Limited (“AXIS,” “we” “our,” or the “Company”) in connection with the Annual General Meeting of Shareholders to be held on May 3, 2013 (the “2013 Annual Meeting”). At the 2013 Annual Meeting, shareholders will vote on a non-binding proposal to approve the compensation paid to our named executive officers. This proposal is described in detail on page 17 of our proxy statement as “Proposal 2” and is also known as a “Say on Pay” proposal. Our Board of Directors has recommended that stockholders vote “FOR” the Say on Pay proposal.

April 22, 2013

Dear Fellow Shareholders:

We are asking for your support at our 2013 Annual General Meeting of Shareholders by casting your vote FOR Proposal 2, our non-binding advisory vote on executive compensation, or “Say on Pay” proposal. Our shareholders supported management’s Say on Pay proposals in 2012 and 2011, with an average vote in favor of 94% of votes cast. ISS Proxy Advisory Services (“ISS”) also recommended in favor of our Say on Pay proposal for the past two years. Since that time, the structure and implementation of our compensation program has not changed. ISS, however, has recommended a vote against our 2013 Say on Pay proposal, notwithstanding that our Board of Directors and Compensation Committee have continued to consistently determine compensation for our Chief Executive Officer and other Named Executive Officers following the same disciplined but not formulaic application of business judgment, as detailed in our Proxy Statement.

Specifically, we would like to address a few issues that were raised by the ISS report:

1.	The ISS report states that a vote against the Say on Pay proposal is warranted given the lack of disclosure of key indicators of our incentive programs.
As fully disclosed beginning on page 23 of our Proxy Statement, our total bonus pool is tied to targets relating to our operating ROACE1 and our 12 month growth in diluted book value per share as compared to our peers (measured as of September 30th of each respective year).
For 2012, our Compensation Committee determined that if AXIS achieved an operating ROACE of 10% for 2012 and if 12 month growth in diluted book value per share, measured as of September 30, 2012, was at or above the median for our peer group, the target bonus pool would be equal to 100% of the aggregate total target bonus amounts for all employees. The Compensation Committee in 2012 further decided to set the objective for superior results at an operating ROACE target level of 14% and diluted book value per share growth in the top one-third of our peer group.

2.
The ISS report asserts that we have not disclosed the performance conditions associated with a one-time stock award made to Mr. Benchimol upon his appointment as our Chief Executive Officer and President in May 2012.

The award agreement for Mr. Benchimol’s equity award was filed in its entirety with the Securities and Exchange Commission on May 9, 2012, and has been publicly available since that date. Although the vesting of 50% of the award is time-based, the remaining 50% of the award will vest on the third anniversary of the award date only if our three-year growth in diluted book value per share, measured as of March 31, 2015, is greater than that of the median of the Company’s peer group. If the performance conditions are not satisfied, the entire 50% portion of the award that is dependent upon performance will be forfeited. The award is intended to: (a) align the long-term interests of our new Chief Executive Officer and President with those of our shareholders, and (b) reward him in the event that our performance exceeds the median of our peer group over a three year period.
With regard to the size of the award, this one-time grant was made in connection with Mr. Benchimol’s appointment as our Chief Executive Officer and President and was in lieu of annual equity grants that traditionally would be made over the three-year life of his employment agreement. Consistent with this intent, Mr. Benchimol did not receive an annual equity award for 2012 performance, unlike other named executive officers who received customary annual equity awards, as disclosed in the Proxy Statement, and there is no current expectation that he will receive a standard annual equity award over the remaining initial term of his employment agreement. We do not believe that the ISS review considered these facts.

3.
The ISS report asserts that AXIS paid above-target annual bonuses in a year when the Company did not achieve target for one of the metrics underlying the bonus pool, with the Compensation Committee utilizing its discretion to determine payouts.

With respect to our 2012 financial goals, AXIS achieved an annual operating ROACE of 8.2%, compared to our goal of 10%, or 82% of target. In addition, we grew our 12-month diluted book value per share by 17.6% compared to 13.9% for our peer group median as of September 30, 2012 (our annual measurement date for this metric), putting AXIS in the top one-third of our peer group. This result translates to “superior” performance, or 150% of our target, for this metric. For 2012 performance, our Compensation Committee applied generally equal weight to our two financial performance metrics. The combination of our operating ROACE performance (82% of target) and our superior performance on our diluted book value per share growth relative to our peers (150% of target) resulted in a year that was considered to be above target performance, or 116% of target, by the Compensation Committee. Utilizing its discretion to approve upward or downward adjustments to bonus pool amounts, the Compensation Committee funded an overall bonus pool that was 105% of target to be distributed to eligible employees, including our named executive officers. As disclosed in the Proxy Statement, our named executive officers received incentive awards ranging between 107% and 125% of their targets, with Mr. Benchimol’s incentive award at 120% of his target.

4.	The ISS report notes that we benchmark base salary at between the 60th and 65th percentile compared to similar positions at comparable companies.

We believe that base salaries are the most basic form of compensation and are integral to any employment arrangement. We seek to balance a logical salary structure within the Company globally with the demands of the market for executive talent. AXIS benchmarks base salaries between the 60th and 65th percentile in order to attract, reward, motivate and retain superior talent globally in a highly competitive market.  Being competitive in base salaries is particularly important in light of the specialized nature of many of our lines of business. We generally hire individuals with experience and existing expertise which often requires us to pay above median base salaries.

The Board urges you to vote “For” the Say on Pay proposal.

Even if you have already voted, you can change your vote at any time before the 2013 Annual General Meeting as described in more detail in our Proxy Statement. If you have any questions or require assistance in voting your shares or changing your vote, please contact our Corporate Secretary, Richard Gieryn, Jr., at (678) 746-9350, or our proxy solicitation agent, Morrow & Company, toll free at 1-800-662-5200.

Sincerely,

Michael A. Butt
Chairman of the Board

1 For an explanation of how Operating ROACE is calculated and a reconciliation to the nearest GAAP measure, ROACE, see “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Measures” and “—Non-GAAP Financial Measures” on pages 46 and 101 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, respectively.